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                                 Exhibit 10.16
                  Amendment to Executive Employment Agreement

     This Amendment to Executive Employee Agreement ("Amendment") is entered into on this 30 day of November, 1999, by and between AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. (the "Company") and ROBERT BARELTS ("Executive").

     WHEREAS, the Company and Executive entered into that certain Employment Agreement dated November 30, 1998 (the "Agreement"); and

     NOW, THEREFORE, in consideration of the mutual covenants made herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

1. All capitalized terms used herein and not otherwise defined shall have the same meaning as such term is given in the Agreement.

2. Section 4(b) of the Agreement is hereby amended and restated in its entirety as follows:

          (b)  Annual Bonus.  For each calendar year of the Term from 1999
               -------------
        through 2003, Executive shall receive a bonus equal to one percent (1.0%) of the Company's Net Profits over the Threshold, if any. As used herein, "Net Profits" means the pre-federal income tax profits of the Company for the calendar year in which the bonus calculation is made. "Threshold" means one percent (1%) of gross sales of the Company for the calendar year in which the bonus calculation is made. The bonus described in this paragraph 4(b) is referred to herein as the "Annual Bonus". The Annual Bonus, if any, shall be paid on April 30/th/ of the calendar year following the year for which the bonus is determined. A calculation example for 2000 follows:

               ABC Gross Sales (2000)        $1,320,000,000.00
               ABC Net Profits               $   26,400,000.00
               Threshold (1% gross sales)    $   13,200,000.00
               Net Profits Over Threshold    $   13,200,000.00

               Total annual Bonus:           $      132,000.00

          The foregoing example (including the dates and amounts referenced therein) are for illustrative purposes only and are not intended to represent any particular result. The Company makes no representation or warranty with respect to the income earned in the past or projected to be earned at any time, and the Company makes no representation or warranty that Executive will receive any amount of Annual Bonus. The calculations of Net Profits and any bonuses due hereunder shall be made in the reasonable discretion and in accordance with generally accepted accounting principles by the Company's Chief Financial Officer. From time to time, the Company may change its accounting principles and tax status as determined by its Board of Directors.

          In any event, Executive shall not be entitled to receive the Annual Bonus if the Company's Net Profits do not exceed the Threshold. The Company makes no representation or warranty with respect to the income earned in the past or projected to be earned at any time, and the Company makes no representation or warranty that Executive will receive any amount of Earning Bonus.

3. All references in the agreement shall mean the Agreement as amended hereby.

4. Except as set forth here, in the agreement is herby ratified and affirmed in all respects and remains in full force and effect.
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     IN WITNESS WHEREOF, the Company and Executive have executed this Amendment on the date and year first written above.

AMERICAN BUILDERS
& CONTRACTORS
SUPPLY CO., INC.:                    EXECUTIVE:



____________________________         ___________________________________
David Luck, President                Robert Bartels, individually